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EXHIBIT 10.9.2

AMENDED AND RESTATED EMPLOYMENT AGREEMENT
BETWEEN
HCC INDUSTRIES, INC.
and
RICHARD FERRAID
ORIGINAL DATE OF AGREEMENT: MARCH 31, 2000
DATE OF AMENDED AND RESTATED AGREEMENT: DECEMBER 31, 2000

i

3. Term and Termination
3.1	Term	8
3.2	Termination By Company	8
	3.2.1 Death	8
	3.2.2 Unavailability	8
	3.2.3 Good Cause	8
	3.2.4 Without Cause	8
3.3	Termination By Employee	8
3.4	Notice of Termination	9
3.5	Effect of Termination	10
	3.5.1 Termination By Company for Any Reason Other Than For Good Cause	10
	3.5.2 Termination By Company for Good Cause or Termination by Employee Without Good Reason	10
	3.5.3 Termination By Employee for Good Reason or Constructive Termination	10
	3.5.4 Contingent Bonus Plan Benefits	10
	3.5.5 Waiver	10
	3.5.6 Mitigation	11
	3.5.7 Effect on Benefit Programs	11
	3.5.8 Cooperation	11
4. Other Agreements
4.1	Confidential Information, etc.	11
	4.1.1 Confidential Information	11
	4.1.2 Clients; Employees	11
	4.1.3 Publications	11
	4.1.4 Documents	11
	4.1.5 Property Rights and Confidentiality Arrangement	12
4.2	Work Product	12
	4.2.1 Ownership of Work Product	12
	4.2.2 Nonassignable Section 2870 Inventions	12
	4.2.3 Employee Disclosure Obligation	12
4.3	Insurance	12
4.4	Assistance in Litigation	13
4.5	Withholding Taxes	13
4.6	Medical Examination	13
5. Dispute Resolution
5.1	Dispute Resolution	13
5.2	Rights and Remedies Upon Breach	13
	5.2.1 Specific Performance	13
	5.2.2 Accounting	14
	5.2.3 Severability of Covenants	14
	5.2.4 Blue-Penciling	14
	5.2.5 Enforceability in Jurisdictions	14
5.3	Prevailing Party	14
5.4	Successor	14
6. General Provisions
6.1	Assignment	14

ii

6.2	Amendments; Waivers	15
6.3	Integration	15
6.4	Interpretation; Governing Law	15
6.5	Headings	15
6.6	Counterparts	15
6.7	Successors and Assigns	15
6.8	Expenses	15
6.9	Representation by Counsel; Interpretation	15
6.10	Time is of the Essence	15
6.11	Notices	15
Exhibit A	Defined Terms	A-1
Exhibit B	Employee-Owned Invention Notification	B-1
Exhibit C	FY 2001 Executive Bonus Plan EBITDA as a % of Target	C-1
Exhibit D	Property Rights and Confidentiality Agreement	D-1

iii

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

    This Amended and Restated Employment Agreement is entered into as of the 31st day of December, 2000 by and between HCC INDUSTRIES, INC., a Delaware corporation (the "Company") and RICHARD FERRAID ("Employee"). This Agreement amends, restates, supersedes, and replaces, but does not evidence satisfaction of, that certain Employment Agreement between the parties dated March 31, 2000. The parties agree as follows. The capitalized terms on Exhibit A have the meanings respectively assigned to them, which apply equally to the singular and plural forms of the terms.

1.  Employment

    1.1 Term. The Company agrees to employ Employee for the Term, and Employee accepts such employment.

    1.2 Title; Reporting; Policies.

     1.2.1   Title; Duties. Employee will serve as President and Chief Executive Officer of the Company. Employee will faithfully perform the duties of Employee's office to the best of Employee's ability. Employee will have such duties and responsibilities as are generally consistent with such position in a company of comparable present and projected size. Employee will also serve without additional compensation in such executive capacities for one or more direct or indirect subsidiaries of the Company as the Board from time to time requests. Employee will also, subject to Employee's election as such, serve as a member of any committee of the Board to which Employee may be elected or appointed.

      1.2.2  Reporting. Employee will report directly to the Board of Directors of the Company and will be subject to the direction of the Board and to such limits on Employee's authority as the Board from time to time imposes.

      1.2.3  Policies. Employee will be subject to and comply with the policies, standards and procedures generally applicable to senior executives of the Company from time to time.

    1.3 Place; Travel.

      1.3.1  Place of Employment. The Company shall furnish Employee with proper offices, other facilities and equipment, and such support staff and services as are suitable for the performance of his duties and functions hereunder. Employee will be based at the Company's offices in Lakewood, New Jersey, or at offices in Rosemead or El Monte, California at the discretion of Employee. Employee shall not be transferred to another location outside of New Jersey without his prior, written consent.

      1.3.2  Travel. Employee will be expected to engage in frequent travel as is required for the proper discharge of Employee's duties. Employee shall be entitled to reimbursement for his travel expenses and when flying between New Jersey and California, Employee shall be entitled to fly first class except on flights where business class is available. While traveling, Employee shall be entitled to stay in quality hotel accommodations.

    1.4 Exclusive; Outside Activities. Employee will devote full and exclusive business time to the Company. The foregoing will not prohibit Employee from: (a) passive ownership of real or personal property; (b) owning less than 5% of any class of securities of a corporation that is publicly held; (c) owning any class of securities of or being a partner in any other corporation or business not competing directly or indirectly with the Company or providing goods or services to the Company if, in each case (x) interests are held for investment, (y) Employee does not become involved in active management of an operating business, and (z) such ownership or management does not materially interfere with the performance of Employee's duties. Employee may also hold directorships or similar positions with nonprofit, charitable, community or other similar organizations, so long as such activities do not materially interfere with the performance of Employee's duties. Any other directorships or similar positions must be approved by the Board, which approval will not be unreasonably withheld.

2.  Compensation and Benefits

    2.1 Base Salary. Employee will be paid the Base Salary during the Term in accordance with the Company's policies.

    2.2(a)  Performance Bonus—FY 2001. In addition to the Base Salary payable under Section 2.1, the Company shall pay Employee an annual Performance Bonus predicated upon the Company's achieving the EBITDA Target (the "EBITDA Target") established by the Company and identified on Exhibit C annexed hereto and made a part hereof, as determined by the Company's independent auditing firm based upon the Company's fiscal year-end audited financial statement. The amount of Employee's Performance Bonus is expressed as a percentage of his Base Salary and corresponds to a percentage of the EBITDA Target set forth in Exhibit C. As an example, in the event that the Company achieves 100% of the targeted EBITDA, the Employee's Performance Bonus shall equal 35% of his Base Salary. This Performance Bonus will decrease or increase as the Company falls short or exceeds the EBITDA Target as shown by the graph on Exhibit C.

    Any changes in the EBITDA Target will be evidenced by a substituted Exhibit C to this Agreement which shall be initialed by the Chairman of the Board of Directors and Employee and attached to, and made a part of, this Agreement.

    In the event that Employee is entitled to a Performance Bonus under this Section 2.2, such bonus shall be paid within thirty (30) days of the issuance of the Company's fiscal year-end audited financial statement.

    In the event that this Agreement is terminated by the Company, unless such termination is pursuant to Section 3.2.3, Employee shall be entitled to a Performance Bonus for the fiscal year of the Company in which the termination occurs, equal to the greater of (i) the Target Bonus for such fiscal year, or (ii) Employee's actual Performance Bonus for the previous fiscal year.

    2.2(b)  Performance Bonus—FY 2002 and Subsequent Fiscal Years. For fiscal years beginning April 1, 2001 and beyond, the employee shall be entitled to a target bonus of not less than 35% of Base Salary. Such target bonus shall be based upon a Bonus Plan developed for FY 2002 and subsequent years as approved by the Board of Directors. The provisions of such Bonus Plans are at the sole discretion of the Board except that such provisions must provide employee with a reasonable opportunity to earn 35% of Base Salary.

    2.3 Employee's Stock Options. In consideration of Employee's execution of this Agreement, the Company shall grant Employee an option to purchase a total of 5,500 shares of the Company's common stock, pursuant to Option A, Option B, Option C, and Option D below (collectively, "Employee's Stock Options"). The terms of Employee's Stock Options shall be as follows:

      2.3.1  Option A. Employee shall have the option to purchase up to one thousand (1,000) shares of the Company's common stock at an exercise price of $0.00 (zero). This option shall expire on, and shall not be exercisable on and after, April 1, 2010, subject to earlier expiration in accordance with Section 2.3.5 below. No portion of Option A shall be exercisable on Option A's date of grant, but a percentage of Option A shall vest and become exercisable on, and shall remain exercisable on and after, each of the dates set forth in the table below:

Date	Percentage of Option A which is Exercisable and Remains Exercisable Until Option A Expires
April 1, 2001	33%
April 1, 2002	67%
April 1, 2003	100%

      2.3.2  Option B. Employee shall have the option to purchase up to one thousand five hundred (1,500) shares of the Company's common stock at an exercise price of $740.98 per share; provided, however, that such exercise price shall automatically be changed to $0.00 (zero) in the event that a Change of Control shall occur and Employee shall be an employee of the Company at the time of such occurrence. This option shall expire on, and shall not be exercisable on and after, the tenth (10th) anniversary of the Effective Date, i.e., January 1, 2011, subject to earlier expiration in accordance with Section 2.3.5 below. No portion of Option B shall be exercisable on Option B's date of grant, but a percentage of Option B shall vest and become exercisable on, and shall remain exercisable on and after, each of the dates set forth in the table below:

Exercise Date	Percentage of Option B which is Exercisable and Remains Exercisable Until Option B Expires
December 31, 2001	33%
December 31, 2002	67%
December 31, 2003	100%

      2.3.3  Option C. Employee shall have the option to purchase up to one thousand (1,000) shares of the Company's common stock at an exercise price of $740.98 per share; provided, however, that such exercise price shall automatically be changed to $0.00 (zero) in the event that a Change of Control shall occur and Employee shall be an employee of the Company at the time of such occurrence. This option shall expire on, and shall not be exercisable on and after January 1, 2011, subject to earlier expiration in accordance with Section 2.3.5 below. No portion of Option C shall be exercisable on Option C's date of grant, but a percentage of Option C shall vest and become exercisable on, and shall remain exercisable on and after, each of the dates set forth in the table below:

Exercise Date	Percentage of Option C which is Exercisable and Remains Exercisable Until Option C Expires
December 31, 2001	33%
December 31, 2002	67%
December 31, 2003	100%

      2.3.4  Option D. Employee shall have the option to purchase up to two thousand (2,000) shares of the Company's common stock at an exercise price of $1,111.47 per share. This option shall expire on, and shall not be exercisable on and after, January1, 2011, subject to earlier expiration in accordance with Section 2.3.5 below. No portion of Option D shall be exercisable on

  Option D's date of grant, but a percentage of Option D shall vest and become exercisable on, and shall remain exercisable on and after, each of the dates set forth in the table below:

Exercise Date	Percentage of Option D which is Exercisable and Remains Exercisable Until Option D Expires
December 31, 2001	33%
December 31, 2002	67%
December 31, 2003	100%

      2.3.5  Effect of Termination of Employment on Employee's Stock Options.

        2.3.5.1  In the event that the Employee's employment with the Company shall terminate for any reason other than account of Retirement, Disability or death of the Employee, (i) an Employee's Stock Option, to the extent that such Employee's Stock Option is exercisable at the time of such termination, shall remain exercisable until the date that is 120 days after such termination, on which date such Employee's Stock Option shall expire, and (ii) an Employee's Stock Option, to the extent that such Employee's Stock Option is not exercisable at the time of such termination, shall expire at the close of business on the date of such termination. The 120-day period described in this Section 2.3.4.1 shall be extended to one (1) year after the date of such termination in the event of the Employee's death during such 120-day period. Notwithstanding the foregoing, no Employee's Stock Option shall be exercisable after the expiration of its term. As used in this Section 2.3.5, the terms "Retirement" and "Disability" shall have the meanings ascribed to them in the Stockholders' Agreement referred to in Exhibit A of this Employment Agreement.

        2.3.5.2  In the event that the Employee's employment with the Company shall terminate on account of Retirement, Disability or death of the Employee, (i) an Employee's Stock Option , to the extent that such Employee's Stock Option is exercisable at the time of such termination, shall remain exercisable until the date that is one (1) year after such termination, on which date such Employee's Stock Option shall expire, and (ii) an Employee's Stock Option, to the extent that such Employee's Stock Option is not exercisable at the time of such termination, shall expire at the close of business on the date of such termination. Notwithstanding the foregoing, no Employee's Stock Option shall be exercisable after the expiration of its term.

      2.3.6  Method of Exercise. An Employee's Stock Option shall be exercised by delivering notice to the Company's principal office, to the attention of its Secretary. Such notice shall specify the number of shares of the Company's common stock with respect to which the Employee's Stock Option is being exercised and the effective date of the proposed exercise and shall be signed by the Employee. Payment for shares of the Company's common stock purchased upon the exercise of an Employee's Stock Option shall be made on the effective date of such exercise in cash (or cash equivalents acceptable to the Company).

      2.3.7  The foregoing notwithstanding, in the event of a Change of Control, all Employee's Stock Options shall be deemed to have become fully (i.e., 100%) vested and exercisable and shall remain exercisable for a period of one (1) year thereafter regardless of whether Employee continues to be employed by the Company or, if longer, then for the period during which such Option would otherwise be exercisable under this Agreement.

    2.4 Benefit Programs. During the Term, Employee will be entitled to participate in those Benefit Programs made generally available to the senior executives of the Company, which shall in any event provide no less benefit to Employee than those Benefit Programs in which Employee participates on the date hereof.

    2.5 Expenses. The Company will pay or reimburse Employee for all reasonable travel (see Section 1.3.2), entertainment or other expenses incurred by Employee in connection with the performance of his duties in accordance with Company policy existing at the time the expense was incurred. Any such expenses must be either specifically authorized by the Company or incurred in accordance with Company policies. Employee must furnish the Company with evidence relating to such expenses, as the Company reasonably requires, substantiating such expenses for tax and accounting purposes.

    2.6 Car. The Company will either (a) provide Employee with the use of a car (luxury class) or reimburse Employee in the amount of $750.00 per month for car expenses and will provide maintenance and insurance in each case, in a manner consistent with present practice of the Company.

    2.7 D&O Insurance. The Company will furnish Employee with the same Directors' and Officers' liability insurance furnished to other executive officers from time to time, and use reasonable efforts to name Employee as a named insured for four (4) years after the Term ends.

    2.8 Vacation. Employee shall be entitled to four weeks paid vacation per year, taken at a time, at employee's discretion, in order to best meet employee's personal desires while minimizing any potential for disruption to the Company's business.

    Employee is encouraged to take the vacation provided for here. The Company recognizes that it may be in the best interest of the Company for employee to defer some portion of his vacation. However, in no case can employee accrue vacation in excess of six weeks without prior written consent of the Board of Directors.

    2.9 Indemnity. To the fullest extent permitted by applicable law, as from time to time in effect, the Company will indemnify Employee and hold Employee harmless for any acts or decision made in good faith in performing services for the Company. If Employee is a party to a definitive indemnification agreement with the Company, then the foregoing sentence will not be applicable.

    2.10   Section 162(m) of the Code. Notwithstanding anything to the contrary in this Agreement, any remuneration under this Agreement or any other agreements to which the Company and Employee are parties in respect of employment that is not deductible for any taxable year of the Company because of Section 162(m) of the Code will be deferred until the first day that any excess remuneration becomes deductible under Section 162(m) or by virtue of its repeal or amendment. Any such deferred payment will bear interest at the short term federal rate determined under the Code beginning with the date such payment is first deferred. Notwithstanding any provision in this Agreement to the contrary, this Section 2.10 shall survive the termination of this Agreement.

    2.11   Company's Call Rights.

      2.11.1  Relationship of This Agreement to Stockholders Agreement. The purpose and intent of this Section 2.11 is to amend the provisions of Article VII of the Stockholders Agreement as it relates specifically to Employee. The parties hereto acknowledge that Article VII of the Stockholders Agreement generally governs the right of the Company to purchase Company Stock from a Management Stockholder upon the termination of such Management Stockholder's employment with the Company. Section 7.7 of the Stockholders Agreement expressly permits the Board of Directors of the Company to amend the provisions of Article VII of the Stockholders Agreement as it relates to any Stockholder who is an employee or director of the Company. This Section 2.11 evidences the determination of the Board of Directors to so amend Article VII of the Stockholder's Agreement as it relates to Employee. As between Employee and the Company, in the event of any inconsistency between the provisions of Article VII of the Stockholders Agreement and this Section 2.11, the provisions of this Section 2.11 shall prevail. Except to the extent specifically amended by this Section 2.11, the provisions of Article VII of the Stockholders Agreement, as applicable to Employee, shall remain in full force and effect. Italicized terms used but not specifically defined in this Section 2.11 shall have the meanings ascribed to them in the

  Stockholders Agreement (as such term is defined in Exhibit A to this Employment Agreement), unless a different meaning is clearly required by the context hereof. Capitalized (but not italicized) terms used but not specifically defined in this Section 2.11 shall have the meanings ascribed to them in Exhibit A to this Employment Agreement, unless a different meaning is clearly required by the context hereof.

      2.11.2  Termination by Company Without Good Cause. Anything in Section 7.1(a) of the Stockholders Agreement to the contrary notwithstanding, if, prior to an IPO Event, Employee's employment with the Company and its subsidiaries is terminated by the Company for any reason other than Good Cause (as such term is defined in Exhibit A to this Employment Agreement) or other than in connection with the Retirement, Disability or death of Employee, then the Company (or its designee) shall have the right, for 120 days following the date of termination of Employee's employment and subject in each case to the provisions of Section 7.3 of the Stockholders Agreement, upon the approval of at least 75% of the members of the Board, to purchase from Employee and his Permitted Transferees, and Employee and his Permitted Transferees shall be required to sell on one occasion to the Company (or its designee), all Company Stock then held by such person(s) at a price equal to the greater of (x) 100% of the Fair Market Value, or (y) $370.00 per share; provided, however, that the Company may not exercise such right if payment for such shares must be made in Management Repurchase Notes in accordance with Section 7.4 of the Stockholders Agreement.

      2.11.3  Termination Upon Disability, Death or Retirement. Anything in Section 7.1(b) of the Stockholders Agreement to the contrary notwithstanding, if, prior to an IPO Event, Employee's employment with the Company and its subsidiaries is terminated due to the Retirement, Disability or death of Employee, then the Company (or its designee) shall have the right, for 120 days following the date of termination of Employee's employment and subject in each case to the provisions of Section 7.3 of the Stockholders Agreement, upon the approval of at least 75% of the members of the Board, to purchase from Employee (or the personal representatives of Employee, as the case may be) and his Permitted Transferees, and Employee (or the personal representatives of Employee, as the case may be) and his Permitted Transferees shall be required to sell on one occasion to the Company (or its designee), all Company Stock then held by such person(s) at a price equal to the greater of (x) 100% of the Fair Market Value, or (y) $370.00 per share; provided, however, that in the event of such a "call" (a "Management Stockholder Call Event"), if prior to 180 days after the consummation of such Management Stockholder Call Event, a Change of Control (as such term is defined in Exhibit A to this Employment Agreement) shall have occurred, the Company will pay to Employee (or to his personal representative, as the case may be) upon the consummation of such Change of Control (i) the positive difference between (A) the price per share of the Company Stock paid to Stockholders in connection with the Change of Control (based on the value of cash or property (including the retained value of any security and the present value of any right to receive payment in the future) paid to such Stockholders in the Change of Control) and (B) the purchase price per share of Company Stock paid to the Employee (or his personal representatives, as the case may be) in any such Management Stockholder Call Event, multiplied by (ii) the number of shares of Company Stock sold in such Management Stockholder Call Event.

      2.11.4  Voluntary Termination. Anything in Section 7.1(c) of the Stockholders Agreement to the contrary notwithstanding, the following provisions shall apply in the event of the Voluntary Termination of Employee's employment with the Company:

        2.11.4.1  Voluntary Termination Without Notice and Without Non-Competition Agreement. Anything in Section 7.1(c) of the Stockholders Agreement to the contrary notwithstanding, if, (i) prior to an IPO Event, Employee's employment with the Company and its subsidiaries is terminated by reason of Voluntary Termination (other than Voluntary Termination as a result of Constructive Termination, as defined in this Employment Agreement) and (ii) Employee shall not have provided the Company with at least six (6) months prior written notice of such Voluntary Termination, and (iii) Employee and the Company have not executed an Employee Non-Competition Agreement (as such term is defined in Exhibit A to this Employment Agreement), then in such event the Company (or its designee) shall have the right, for 120 days following the date of termination of Employee's employment and subject in each case to the provisions of Section 7.3 of the Stockholders Agreement, upon the approval of at least 75% of the members of the Board, to purchase from Employee and his Permitted Transferees, and Employee and his Permitted Transferees shall be required to sell on one occasion to the Company (or its designee), all Company Stock then held by such person(s) at a price equal to the greater of (a) 50% of the Fair Market Value, or (b) $185.00 per share. The last sentence of Section 7.1(c) of the Stockholders Agreement shall not apply to Employee.

        2.11.4.2  Voluntary Termination With Notice and With Non-Competition Agreement. Anything in Section 7.1(c) of the Stockholders Agreement to the contrary notwithstanding, if, (i) prior to an IPO Event, Employee's employment with the Company and its subsidiaries is terminated by reason of Voluntary Termination (other than Voluntary Termination as the result of Constructive Termination, as defined in this Employment Agreement) and (ii) Employee shall have provided the Company with not fewer than six (6) months prior written notice of such Voluntary Termination, and (iii) Employee and the Company shall have executed an Employee Non-Competition Agreement (as such term is defined in Exhibit A to this Employment Agreement), then in such event the Company (or its designee) shall have the right, for 120 days following the date of termination of Employee's employment and subject in each case to the provisions of Section 7.3 of the Stockholders Agreement, upon the approval of at least 75% of the members of the Board, to purchase from Employee and his Permitted Transferees, and Employee and his Permitted Transferees shall be required to sell on one occasion to the Company (or its designee), all Company Stock then held by such person(s) at a price equal to the greater of (a) 95% of the Fair Market Value, or (b) $277.87 per share. The last sentence of Section 7.1(c) of the Stockholders Agreement shall not apply to Employee.

      2.11.5  Termination for Good Cause. Anything in Section 7.1(d) of the Stockholders Agreement to the contrary notwithstanding, if, prior to an IPO Event, (x) Employee's employment with the Company and its subsidiaries is terminated by the Company for Good Cause (as such term is defined in Exhibit A to this Employment Agreement) or (y) Employee voluntarily terminates his employment simultaneous with or following termination for Good Cause or an event which, if known to the Company at the time of such voluntary termination by Employee of his employment, would allow the Company and its subsidiaries to terminate Employee's employment for Good Cause, then the Company (or its designee) shall have the right, for 120 days following the date of termination of such employment and subject in each case to the provisions of Section 7.3 of the Stockholders Agreement, upon the approval of at least 75% of the members of the Board, to purchase from Employee and his Permitted Transferees, and Employee and his Permitted Transferees shall be required to sell on one occasion to the Company (or its designee), all shares of Company Stock then held by such person(s), at a price equal to the greater of (a) 10% of Fair Market Value, or (b) $37.00 per share.

      2.11.6  Constructive Termination. Anything in Article VII of the Stockholders Agreement to the contrary notwithstanding, the following provisions shall apply in the event of the Constructive Termination (as such term is defined in Exhibit A to this Employment Agreement) of Employee's employment with the Company:

        2.11.6.1  Constructive Termination Without Notice and Without Non-Competition Agreement. Anything in Article VII of the Stockholders Agreement to the contrary notwithstanding, if, (i) prior to an IPO Event, Employee's employment with the Company and its subsidiaries is terminated by reason of Constructive Termination, and (ii) Employee shall not have provided the Company with at least six (6) months prior written notice of such Constructive Termination, and (iii) Employee and the Company have not executed an Employee Non-Competition Agreement (as such term is defined in Exhibit A to this Employment Agreement), then in such event the Company (or its designee) shall have the right, for 120 days following the date of termination of Employee's employment and subject in each case to the provisions of Section 7.3 of the Stockholders Agreement, upon the approval of at least 75% of the members of the Board, to purchase from Employee and his Permitted Transferees, and Employee and his Permitted Transferees shall be required to sell on one occasion to the Company (or its designee), all Company Stock then held by such person(s) at a price equal to the greater of (a) 85% of the Fair Market Value, or (b) $314.50 per share.

        2.11.6.2  Constructive Termination With Notice and With Non-Competition Agreement. Anything in Article VII of the Stockholders Agreement to the contrary notwithstanding, if, (i) prior to an IPO Event, Employee's employment with the Company and its subsidiaries is terminated by reason of Constructive Termination (other than Voluntary Termination as the result of Constructive Termination, as defined in this Employment Agreement) and (ii) Employee shall have provided the Company with not fewer than six (6) months prior written notice of such Constructive Termination, and (iii) Employee and the Company shall have executed an Employee Non-Competition Agreement (as such term is defined in Exhibit A to this Employment Agreement), then in such event the Company (or its designee) shall have the right, for 120 days following the date of termination of Employee's employment and subject in each case to the provisions of Section 7.3 of the Stockholders Agreement, upon the approval of at least 75% of the members of the Board, to purchase from Employee and his Permitted Transferees, and Employee and his Permitted Transferees shall be required to sell on one occasion to the Company (or its designee), all Company Stock then held by such person(s) at a price equal to the greater of (a) 100% of the Fair Market Value, or (b) $351.50 per share.

3.  Term and Termination.

    3.1 Term. Unless terminated as provided in Subsection 3.2, the Term of this Agreement shall be two (2) years, commencing on April 1, 2000 and terminating on March 31, 2002; provided, however, that the Term of this Agreement shall automatically renew for a period of two (2) years on March 31st of each year (such date, the "Renewal Date"), unless the Board of Directors shall have elected to terminate this Agreement by delivering written notice of its election to terminate to Employee not fewer than thirty (30) days prior to the Renewal Date.

    3.2 Termination By Company. The compensation and other benefits provided to Employee under this Agreement, and the employment of Employee by the Company, can be terminated prior to the expiration of the Term only as set forth in this Section 3.2.

      3.2.1  Death. Employee's employment will terminate upon his death.

      3.2.2  Unavailability. Employee's employment will terminate upon the date as of which Employee is Unavailable, without further action or notice by the Company.

      3.2.3  Good Cause. Employee's employment will terminate upon a determination that there is Good Cause for such termination.

      3.2.4  Without Cause. The Board has the right to terminate Employee's employment at any time, with or without Good Cause.

    3.3 Termination By Employee. Employee can terminate employment under this Agreement for Constructive Termination or if Employee has established Good Reason under the terms of this Agreement.

    3.4 Notice of Termination. Any termination by the Company for Good Cause, or by Employee for Good Reason or Constructive Termination, will be communicated by Notice of Termination to the other party hereto. A "Notice of Termination" will (a) indicate the specific termination provision in this Agreement relied upon; (b) to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee's employment under such provisions; and (c) if the Date of Termination is other than the date of receipt of such notice, specify the termination date (which date shall not be more than fifteen (15) days after the giving of such notice). The failure by the Employee or the Company to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Good Reason or Good Cause will not waive any right of Employee or the Company hereunder or preclude Employee or the Company from asserting such fact or circumstance in enforcing Employee's or the Company's rights hereunder.

    3.5  Effect of Termination.

        3.5.1  Termination By Company for Any Reason Other than for Good Cause.  If, during the Term, Employee's employment is terminated by the Company for any reason other than for Good Cause, the Company will continue to pay to Employee the Base Salary and any Earned and Unpaid Performance Bonuses to which Employee would have been entitled for a period of twenty-four (24) months from the date of termination. Employee will also be entitled to continue to participate in any insurance programs that are part of the Benefit Programs, as though Employee remained an employee, for such period. Such amounts will be paid or provided to Employee at such times and in such manner as they would have been paid or provided if no such termination had occurred. If Employee becomes re-employed with another employer and is eligible to receive medical or other welfare benefits under another employer provided plan, then the medical and other welfare benefits described herein will be secondary to those provided under such other plan during such applicable period of eligibility.

        3.5.2  Termination By Company for Good Cause or Termination by Employee Without Good Reason.  If during the Term, Employee is terminated for Good Cause, or resigns without Good Reason, then the Company will pay to Employee the sum of Employee's Base Salary and Earned and Unpaid Performance Bonuses, to which Employee was entitled through the Date of Termination, and any other previously earned but unpaid compensation under this Agreement, in each case to the extent not previously paid (the "Accrued Obligations"). The Accrued Obligations will be paid in a lump sum in cash within thirty (30) days after the Date of Termination. All accruals or vesting of benefits will terminate as of the Date of Termination.

        3.5.3  Termination By Employee for Good Reason or Constructive Termination.  If, during the Term, Employee's employment is terminated by Employee by Constructive Termination or for Good Reason, then the Company will continue to pay to Employee the Base Salary and any Earned and Unpaid Performance Bonuses to which Employee would have been entitled for a period of twenty-four (24) months from the date of termination. Employee will also be entitled to continue to participate in any insurance programs that are part of the Benefit Programs, as though Employee remained an employee, for such period. Such amounts will be paid or provided to Employee at such times and in such manner as they would have been paid or provided if no such termination had occurred. If Employee becomes reemployed with another employer and is eligible to receive medical or other welfare benefits under another employer provided plan, then the medical and other welfare benefits described herein will be secondary to those provided under such other plan during such applicable period of eligibility.

        3.5.4  Contingent Bonus Plan Benefits.  Notwithstanding Section 6.3 of the Contingent Bonus Plan of the Company, if this Agreement is terminated by the Company under Sections 3.2.1, 3.2.2 or 3.2.4 or by the Employee under Section 3.3 the Employee's vested benefits, if any, under the Contingent Bonus Plan of the Company shall not terminate. Such benefits will be paid to the Employee in accordance with the payment provisions of the Contingent Bonus Plan of the Company.

        3.5.5  Waiver.  If Employee elects to receive the payments, and accepts the payments, set forth in this Section 3.5, then Employee agrees that such payments will constitute Employee's sole and exclusive right and entitlement in connection with Employee's employment by the Company and the termination of such employment and any and all matters related to or arising in connection with such employment. Employee's acceptance of such amounts will release the Company and its affiliated entities (including all directors, officers, employees and agents) from any claims that Employee might otherwise have or assert in connection with such matters. In addition, the Company is entitled to condition such payment on Employee's execution of a release in customary form. If Employee desires to pursue or enforce any such rights, entitlements or remedies that would otherwise be waived and released, then Employee must refuse the payments provided for in Section 3.5 in their entirety. If Employee accepts such payments, then Employee will be deemed to have agreed to the foregoing exclusivity of rights and waiver of claims.

        3.5.6  Mitigation.  Employee shall have no obligation to seek or accept employment elsewhere after any termination under this Agreement pursuant to Section 3.5.1 or 3.5.3. Additionally, if Employee accepts employment elsewhere after any termination under this Agreement pursuant to Section 3.5.3, then the Company will have no right to offset any amounts paid to Employee from such other employment during the remaining Term hereof, including any benefits to which Employee is entitled under the other company's benefit plans and programs.

        3.5.7  Effect on Benefit Programs.  The termination of this Agreement will not affect any vested rights that Employee may have at the Date of Termination under any Benefit Program.

        3.5.8  Cooperation.  Following termination of employment with the Company for any reason, Employee will cooperate with the Company, as reasonably requested by the Company, to effect a transition of Employee's responsibilities and to ensure that the Company is aware of all matters being handled by Employee. Employee will, upon reasonable notice, furnish such information and assistance to the Company as may reasonably be required by the Company in connection with any legal or quasi-legal, proceeding, including any external or internal investigation, involving the Company or any of its affiliates or in which any of them is, or may become, a party; provided, however, that the Company shall reimburse Employee for any reasonable expenses incurred by him in effecting such cooperation and assistance.

4.  Other Agreements

    4.1  Confidential Information; etc.

        4.1.1  Confidential Information.  Employee will hold all Confidential Information in a fiduciary capacity for the benefit of the Company. After termination of Employee's employment, Employee will not, without the prior written consent of the Company or as may otherwise be required by court order, communicate or divulge any such Confidential Information to anyone other than the Company and those designated by it.

        4.1.2  Clients; Employees.  During the Term and afterwards for a period of one (1) year, Employee will not (a) solicit customers, suppliers or clients of the Company to reduce or discontinue their business with the Company or to engage in business with any competing entity or (b) attempt to induce any employee of the Company to leave such employment.

        4.1.3  Publications.  During the Term and afterwards for a period of one (1) year, if Employee desires to publish the results of Employee's work for or experiences with the Company through literature, interviews or speeches, then Employee will submit requests for such interviews or such literature or speeches to the Board at least thirty (30) days before any anticipated dissemination of such information for a determination of whether such disclosure is in the best interest of the Company. Employee will not publish, disclose or otherwise disseminate such information without the prior written approval of the Company.

        4.1.4  Documents.  On the Date of Termination, Employee shall deliver to the Company and not keep or deliver to anyone else any and all notes, notebooks, memoranda, documents, regardless of whether such materials are in hard copy form or on computer disks and, in general, any and all material, relating to the Company's business. Employee shall not retain any such materials without prior written approval by the Company.

        4.1.5  Property Rights and Confidentiality Arrangement.  Employee shall execute a Property Rights and Confidentiality Agreement attached hereto as Exhibit D.

    4.2  Work Product.

        4.2.1  Ownership of Work Product.  If Employee conceives of, discovers, invents or creates inventions, improvements, new contributions, literary property, materials, ideas, and discoveries, whether patentable or copyrightable or not (all of the foregoing being collectively referred to herein as "Work Product"), or receives information about business opportunities for the Company, unless the Company otherwise agrees in writing, then all of the foregoing will be owned by and belong exclusively to Company and Employee will have no personal interest therein, if they are either related in any manner to the business (commercial or experimental) of Company, or are, in the case of Work Product, conceived or made on Company's time or with the use of Company's facilities or materials, or, in the case of business opportunities, are presented to Employee for the possible interest or participation of Company. Further, unless Company otherwise agrees in writing, Employee will (a) promptly disclose any such Work Product and business opportunities to Company; (b) assign to Company, upon request and without additional compensation, the entire rights to such Work Product and business opportunities; (c) sign all papers necessary to carry out the foregoing; and (d) give testimony in support of Employee's inventorship or creation in any appropriate case. Employee will not assert any rights to any Work Product or business opportunity as having been made or acquired by Employee prior to the date of this Agreement except for Work Product or business opportunities, if any, disclosed to and acknowledged by Company in writing prior to the date thereof.

        4.2.2  Nonassignable Section 2870 Inventions.  In the event that Employee's employment is subject to the California Labor Code, except for Employee's obligations under Section 4.2.3. below, this Agreement does not apply to Work Product which qualifies as a nonassignable Work Product under Section 2870 of the California Labor Code ("Section 2870"). Employee acknowledges that Employee has reviewed the Employee-Owned Invention Notification attached hereto as Exhibit B and agrees that Employee's signature on that Notification acknowledges his or her receipt thereof.

        4.2.3  Employee Disclosure Obligation.  Employee shall, during the employment and for six (6) months thereafter, promptly disclose to the Company—fully and in writing—all Work Product made, conceived or first reduced to practice by Employee, either alone or jointly with others, including, if Section 2870 applies to Employee, any Work Product that Employee believes fully qualifies for protection under Section 2870, together with all evidence, in writing, necessary to substantiate that belief. In addition, Employee will disclose to the Company all patent applications filed by Employee or on Employee's behalf within one (1) year after termination of the employment. The Company will maintain such information in confidence and will not use for any purpose or disclose to third parties any such information without Employee's consent except to the extent necessary to exploit and enforce any proprietary or intellectual property right the Company may have in such disclosed information.

    4.3  Insurance.  The Company will have the right to take out life, health, accident, "Key-man" or other insurance covering Employee, in the name of the Company and at the Company's expense, in any amount deemed appropriate by the Company. Employee will assist the Company in obtaining such insurance, including, but not limited to, submitting to any reasonably required medical examination. The Company will be the owner and beneficiary of any and all policies for such insurance.

    4.4  Assistance in Litigation.  Employee will render assistance, advice, and counsel to the Company at its request regarding any matter, dispute or controversy with which the Company may become involved and of which Employee has or may have reason to have knowledge, information or expertise. Such services will be without additional compensation if Employee is then employed by the Company and for reasonable compensation and subject to Employee's reasonable availability if Employee is not. In any event, the Company will pay all of Employee's reasonable out-of-pocket expenses in connection therewith.

    4.5  Withholding Taxes.  To the extent required by the law in effect at the time any amounts under this Agreement are paid, the Company will withhold from such payments the taxes and other amounts required to be withheld by applicable law. Whenever shares of the Company's common stock are to be delivered pursuant to the exercise of an Employee's Stock Option, the Company shall have the right to require the Employee to remit to the Company in cash an amount sufficient to satisfy any federal, state and local withholding tax requirements related thereto.

    4.6  Medical Examination.  Employee will submit to and cooperate in, from time to time, such examinations as the Company reasonably requests to determine whether Employee is or continues to be able to perform the essential functions of his/her position.

5.  Dispute Resolution

    5.1  Dispute Resolution.  Except as necessary for the Company to specifically enforce its rights under Sections 1.4, 4.1 and 4.2 of the Agreement or to obtain injunctive relief, the parties agree that any disputes that may rise in connection with, arising out of or relating to this Agreement, or any dispute that relates in any way, in whole or in part, to Employee's employment with the Company, the termination of that employment or any other dispute by and between the parties or their successors or assigns, will be submitted to binding arbitration in Los Angeles, California, according to the Employment Dispute Resolution rules and procedures of the American Arbitration Association and California Code of Civil Procedure Section 1283.05. Each party will pay one-half of the cost of the arbitration, excluding the cost of the parties' respective legal counsel. This arbitration obligation extends to any and all claims that may arise by and between the parties or their successors, assigns or affiliates, and expressly extends to, without limitation, claims or causes of action for wrongful termination, impairment of ability to compete in the open labor market, breach of an express or implied contract, breach of the covenant of good faith and fair dealing, breach of fiduciary duty, fraud, misrepresentation, defamation, slander, infliction of emotional distress, disability, loss of future earnings, and claims under any State Constitution, the United States Constitution, and applicable state and federal fair employment laws, federal equal employment opportunity laws, and federal and state labor statutes and regulations, including, but not limited to, the Civil Rights Act of 1964, as amended, the Fair Labor Standards Act, as amended, the Americans With Disabilities Act of 1990, the Rehabilitation Act of 1973, as amended, the Employee Retirement Income Security Act of 1974, as amended, and the Age Discrimination in Employment Act of 1967.

    5.2  Rights and Remedies Upon Breach.  If Employee breaches, or threatens to commit a breach of, any of the provision of Sections 1.4, , 4.1 and 4.2 of the Agreement (the "Restrictive Covenants"), then the Company and its subsidiaries, affiliates, successors or assigns shall have the following rights and remedies, each of which shall be independent of the others and severally enforceable, and each of which shall be in addition to, and not in lieu of, any other rights or remedies available to the Company or its subsidiaries, affiliates, successors or assigns at law or in equity:

        5.2.1  Specific Performance.  The right and remedy to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Company or its subsidiaries, affiliates, successors or assigns and that money damages would not provide an adequate remedy to the Company or its subsidiaries, affiliates, successors or assigns;

        5.2.2  Accounting.  The right and remedy to require Employee to account for and pay over to the Company or its subsidiaries, affiliates, successors or assigns, as the case may be, all compensation, profits, monies, accruals, increments or other benefits derived or received by Employee as a result of any transaction or activity constituting a breach of the Restrictive Covenants;

        5.2.3  Severability of Covenants.  Employee acknowledges and agrees that the Restrictive Covenants are reasonable and valid in geographic and temporal scope and in all other respects. If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect without regard to the invalid portions;

        5.2.4  Blue-Penciling.  If any court determines that any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration or geographic scope of such provision, then such court shall have the power to reduce the duration or scope of such provision, as the case may be, and in its reduced form, such provision shall then be enforceable;

        5.2.5  Enforceability in Jurisdiction.  Employee intends to and hereby confers jurisdiction to enforce the Restrictive Covenants upon the courts of any jurisdiction within the geographic scope of such covenants. If the courts of any one or more of such jurisdictions hold the Restrictive Covenants unenforceable by reason of the breadth of such scope or otherwise, then it is the intention of Employee that such determination not bar or in any way affect the Company's or its subsidiaries', affiliates', successors' or assigns' right to the relief provided above in the courts of any other jurisdiction within the geographic scope of such covenants, as to breaches of such covenants in such other respective jurisdictions, such covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.

    5.3  Prevailing Party.  The prevailing party in any action relating to this Agreement will be entitled to recover, in addition to other appropriate relief, reasonable legal fees, costs and expenses incurred in such action.

    5.4  Successor.  The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

6.  General Provisions

    6.1  Assignment.  This Agreement is a personal contract, and the rights, interests and obligations of Employee under this Agreement may not be sold, transferred, assigned, pledged or hypothecated by Employee, except that this Agreement may be assigned by the Company to any corporation or other business entity that succeeds to all or substantially all of the business of the Company or any division or sub-unit thereof through merger, consolidation, corporate reorganization or by acquisition of all of substantially all of the assets of the Company and that assumes the Company's obligations under this Agreement. The term and conditions of this Agreement will inure to the benefit of and be binding upon any successor to the business of the Company and Employee's heirs and legal representatives.

    6.2  Amendments; Waivers.  Amendments, waivers, demands, consents and approvals under this Agreement must be in writing and designated as such. No failure or delay in exercising any right will be deemed a waiver of such right.

    6.3  Integration.  This Agreement is the entire agreement between the parties pertaining to its subject matter, and supersedes all prior agreements and understandings of the parties in connection with such subject matter.

    6.4  Interpretation; Governing Law.  This Agreement is to be construed as a whole and in accordance with its fair meaning. This Agreement is to be interpreted in accordance with the laws of the State of New Jersey.

    6.5  Headings.  Headings of Sections and subsections are for convenience only and are not a part of this Agreement.

    6.6  Counterparts.  This Agreement may be executed in one or more counterparts, all of which constitute one agreement.

    6.7  Successors and Assigns.  This Agreement is binding upon and inures to the benefit of each party and such party's respective heirs, personal representatives, successors and assigns. Nothing in this Agreement, express or implied, is intended to confer any rights or remedies upon any other person.

    6.8  Expenses.  If the Employee seeks legal representation in connection with this Agreement, the Company shall reimburse the Employee for legal expenses in an amount not to exceed $1,500.00.

    6.9  Representation by Counsel; Interpretation.  The Employee acknowledges that he/she has had the opportunity to be represented by counsel in connection with this Agreement. Any rule of law, including, but not limited to, Section 1654 of the California Civil Code, or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it, has no application and is expressly waived.

    6.10  Time is of the Essence.  Time is of the essence in the performance of each and every term, provision and covenant in this Agreement.

    6.11  Notices.  Any notice to be given hereunder must be in writing and delivered to the following addresses (or to another address as either shall designate in writing). Such notice will be effective (a) if given by telecopy or if confirmed by returned telecopy, (b) one Business Day after delivery through a generally recognized and reputable overnight courier or messenger for next day deliver, (c) if given by mail or any other means, when actually delivered to the address specified.

If to the Company:	HCC Industries, Inc. 4232 Temple City Boulevard Rosemead, California 91770 Attention: Corporate Secretary
If to Employee:	At Employee's most recent address on the books and records of the Company.

    The parties have signed this Agreement effective as of the date on page three.

HCC INDUSTRIES, INC.
By:

Its:

EMPLOYEE:

Richard Ferraid

EXHIBIT A

DEFINED TERMS

    "Earned and Unpaid Performance Bonuses" means with respect to any date, Performance Bonuses which have been earned by Employee as of the end of the Company's fiscal year preceding such date but not paid to Employee.

    "Agreement" means this Employment Agreement, as amended from time to time.

    "Base Salary" means the annual amount of $350,000.00. Employee's Base Salary shall be reviewed by the Board of Directors annually and may be increased from time to time at the sole discretion of the Board of Directors. In no event will Base Salary be reduced.

    "Benefits Program" means programs such as group health, dental, life and disability, profit sharing, pension and similar programs (but excluding bonus plans) made generally available to the senior executives of the Company.

    "Board" means the Company's Board of Directors as composed at the time, not including Employee.

    "Business Day" means any day except a Saturday, Sunday or other day national banks in the State of California are authorized or required by law to close.

    "Change of Control" means the occurrence of any of the following events:

      (a) the sale, lease, transfer or other disposition of all or substantially all of the assets of the Company or its subsidiaries (taken as a whole) to any Person or related group of Persons other than the Stockholders; and/or

      (b) the merger or consolidation of the Company with or into another corporation, or the merger of another corporation into the Company, with the effect that Persons other than the Stockholders and their Permitted Transferees (as such terms are defined in the Stockholders Agreement) or any "group" (as defined in the rules promulgated under Section 13(d) of the Securities Exchange Act of 1934, as amended) of which any Stockholder or Permitted Transferees is a member) hold more than 50% of the total voting power on a fully diluted basis entitled to vote in the election of directors, managers or trustees of the surviving corporation of such merger or the corporation resulting from such consolidation; and/or

      (c) any other event which results in a Person or "group" other than the Stockholders (and their Permitted Transferees or any "group" of which any Stockholder or their Permitted Transferees is a member) holding, directly or indirectly, in the aggregate more than 50% of common stock to the issuance of all shares of common stock issuable (i) upon conversion of all convertible securities outstanding at such time and all convertible securities issuable upon the exercise of any warrants, options and other rights outstanding at such time, and (ii) upon exercise of all other warrants, options and other rights outstanding at such time; and/or

      (d) when, during any period of twenty-four consecutive months after the Effective Date, the individuals who, at the beginning of such period, constitute the Board of Directors of the Company (the "Incumbent Directors") cease for any reason other than death to constitute at least a majority thereof, provided that a director who was not a director at the beginning of such twenty-four month period shall be deemed to have satisfied such twenty-four month requirement (and be an Incumbent Director) if such director was elected by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors.

    "Change of Status" means any change in Employee's title, duties and responsibilities or place of employment.

    "Code" means the Internal Revenue Code of 1986, as amended from time to time.

    "Common Stock" means the Company's common stock, $0.10 par value.

    "Company" means HCC Industries, Inc., a Delaware corporation, together with its subsidiaries.

    "Confidential Information" means information not known by the trade generally or not reasonably available to a knowledgeable person in the trade, even though such information may have been disclosed to one or more third parties pursuant to consulting agreements, joint research agreements, or other agreements entered into by the Company and includes, without limitation, trade secrets, designs, plans, formulas, customer lists, lists of suppliers, and all other confidential and proprietary information.

    "Constructive Termination" means that if there is a Change of Control in the Company, or a Change of Status of the Employee, Employee may terminate his employment with the same effect as if he were terminating for Good Reason. However, in event of a Change of Control, if employee is asked to remain as a division or subsidiary president, then there shall not be deemed to be a "constructive termination".

    "Contingent Bonus Plan of the Company" means the contingent bonus plan that went into effect upon the Recapitalization with Windward Capital February 14, 1997.

    "Date of Termination" means:

      (a) the end of the Term, if Employee's employment has not terminated before then;

      (b) if Employee's employment is terminated by the Company for Good Cause, or by Employee for Good Reason, then the date of receipt of the Notice of Termination or any later date specified therein, as the case may be;

      (c) if Employee's employment is terminated by the Company other than for Good Cause, then 180 days after the date on which the Company notifies Employee of such termination; and

      (d) if Employee's employment is terminated by reason of death or Unavailability, then the date of death of Employee or the effective date, of the Unavailability, as the case may be.

    "Disability" means the Employee's inability to substantially render to the Company the services required under this Agreement for more than 60 days out of any consecutive 120 day period because of mental or physical illness or incapacity, as determined in good faith by the Board.

    "EBITDA" means the combined earnings before interest, federal and state income taxes, and depreciation and amortization of the Company and its subsidiaries determined in good faith by the Company in accordance with generally accepted accounting principles.

    "Effective Date" means January 1, 2001.

    "Employee Non-Competition Agreement" means an agreement between Employee and the Company executed in connection with a Voluntary Termination (as such term is defined in the Stockholders Agreement) or a Constructive Termination, containing the terms outlined in Exhibit E.

    "Good Cause" means a finding by the Board in good faith that Employee has

      (a) been engaged in an act or acts of dishonesty that were intended to and did result directly or indirectly in gain or personal enrichment to Employee at the expense of the Company;

      (b) failed to substantially perform Employee's duties hereunder (other than failure resulting from Employee's Unavailability due to Disability) persisting for a reasonable period following the delivery to Employee of written notice specifying the details of any alleged failure to perform, which failure has, at the sole but reasonable discretion of the Company, resulted in injury and damage to the Company;

      (c) breached this Agreement in any material respect; or

      (d) been convicted of any felony offense or misdemeanor offense involving fraud, theft or dishonesty at any time.

An event specified in (b), (c) or (d) above will not constitute "Good Cause" until the Board provides Employee with written notice of such event setting forth in reasonable detail the specifics of such event and such event has not been cured to the reasonable satisfaction of the Board, if such act or event can be cured, within thirty days of such notice (except upon the subsequent occurrence of a substantially similar event, in which case such second event will constitute "Good Cause" without any notice or cure period).

    "Good Reason" means, other than an event also constituting Good Cause, the Company's material breach of this Agreement.

    "Including" or "includes," when following any general provision, sentence, clause, statement, term or matter, will be deemed to be followed by, but not limited to, "and," but is not limited to," respectively.

    "Stockholders Agreement" means the Amended and Restated Stockholders Agreement, dated February 14, 1997, and amended as of September 12, 2000, among the Company, Windward Capital Associates, L.P., Windward/Park HCC, L.L.C., Windward/Merchant, L.P., Windward/Merban, L.P., and the Management Stockholders as defined therein, as the same may be amended, restated or modified from time to time.

    "Term" means the period from the Effective Date through 180 days after the Notice of Termination date in which the Employee is terminated for any reason other than Good Cause, Death, Unavailability or voluntary termination.

    "Unavailability" means Employee being unable to fully perform Employee's duties by reason of illness, Disability or other incapacity, or by reason of any statute, law, ordinance, regulation, order, judgment, or decree, except for an instance that would constitute Good Cause.

EXHIBIT B

EMPLOYEE-OWNED INVENTION NOTIFICATION

    This Employee-Owned Invention Notification ("Notification") is to inform Employee in accordance with Section 2872 of the California Labor Code that the Agreement between Employee and the Company does not require Employee to assign or offer to assign to the Company any invention that Employee developed or develops entirely on his or her own time without using the Company's equipment, supplies, facilities or trade secret information except for those inventions that either:

  1.
  Relate at the time of conception or reduction to practice of the invention to the Company's business, or actual or demonstrably anticipated research or development of the Company; or

  2.
  Result from any work performed by Employee for the Company.

    To the extent a provision in the Agreement purports to require Employee to assign an invention otherwise excluded from the preceding paragraph, the provision is against the public policy of the State of California and is unenforceable.

    This Notification does not apply to any patent or invention covered by a contract between the Company and the United States or any of its agencies requiring full title to such patent or invention to be in the United States.

    Employee acknowledges receipt of a copy of this Notification.

By:
Printed Name of Employee
Date:

Witnessed by:

Printed Name of Representative
Date:

EXHIBIT C

Chart depicting HCC Industries FY2001 Executive Bonus
Plan (% of Base Pay / EBITDA as a % of Target)

EXHIBIT D

PROPERTY RIGHTS AND CONFIDENTIALITY AGREEMENT

    In consideration of my employment and the compensation paid me by HCC Industries Inc., or any of its subsidiary companies (hereinafter collectively referred to as the "Company"), I hereby agree as follows:

    1.  Confidentiality.  I agree that for and during the entire term of my employment any of the following shall be considered and kept as the private and privileged records of the Company and will not be divulged to any person, firm, or institution except with the prior written authorization fo the President of HCC:

  a)
  Sales and marketing: customer lists and files, price lists, forecasts, reports, data, research, orders, RFQ'S, and related information;

  b)
  Financial: financial reports, budgets, forecasts, operating analyses;

  c)
  Other: engineering processes and designs, drawings, trade secrets, purchasing data, quality levels and yields, and personnel files.

Further, upon termination of my employment for any reason, I agree that I will continue to treat as private and privileged such information and will not release any such information to any person, firm or institution without the prior written authorization of the President of HCC, and the Company shall be entitled to an injunction by any competent court to enjoin and restrain the authorized disclosure of such information.

    2.  Ownership of Employee's Inventions.  All inventions, processes, procedures, systems, discoveries, designs, glass formulae, trade secrets and improvements conceived by me, alone or with others, during the term of my employment, that are within the scope of the Company's business operations or that relate to any of the Company's work or projects, are the exclusive property of the Company. I agree to assist the Company, at its expense, to obtain patents on any such patentable ideas, inventions, and other developments, and I agree to execute all documents necessary to obtain such patents in the name of the Company.

    3.  Return of Property.  Upon termination of my employment, regardless of how effected, I shall immediately turn over to the Company all of the Company's property, including all items used by me in rendering services to the Company that may be in my possession or under my control, including all notes, memoranda, notebooks, drawings, records, reports, files and other documents (and all copies or reproductions of such material). I acknowledge that this material is the sole property of the Company.

    4.  Miscellaneous.

  a)
  In the event I seek employment with any person, firm or other enterprise competitive with the Company, I will disclose this Agreement to them.

  b)
  I acknowledge that this Agreement is not in any way intended to create an Employment Contract, Either expressed or implied.

  c)
  This Agreement is governed by and will be construed under the laws of the State of California.

EMPLOYEE:
Dated:
Employee's Signature

Employee's Name
HCC INDUSTRIES INC.:
Dated:	By:

QuickLinks

  EXHIBIT 10.9.2
AMENDED AND RESTATED EMPLOYMENT AGREEMENT BETWEEN HCC INDUSTRIES, INC. and RICHARD FERRAID ORIGINAL DATE OF AGREEMENT: MARCH 31, 2000 DATE OF AMENDED AND RESTATED AGREEMENT: DECEMBER 31, 2000
TABLE OF CONTENTS
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
EXHIBIT A DEFINED TERMS
EXHIBIT B EMPLOYEE-OWNED INVENTION NOTIFICATION
EXHIBIT C
EXHIBIT D PROPERTY RIGHTS AND CONFIDENTIALITY AGREEMENT